FILED PURSUANT TO RULE 433

File No. 333-270327

CITIGROUP INC.

$3,000,000,000

6.020% FIXED RATE / FLOATING RATE CALLABLE

SUBORDINATED NOTES DUE 2036

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa2 / BBB / BBB+ (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Subordinated. See “Subordination” below.

Trade Date:	January 16, 2025

Settlement Date:	January 24, 2025 (T+5 days)

Maturity:	January 24, 2036

Par Amount:	$3,000,000,000

Treasury Benchmark:	4.250% due November 15, 2034

Treasury Price:	$97-10+

Treasury Yield:	4.590%

Re-offer Spread to Benchmark:	T10+143 bp

Re-offer Yield:	6.020%

Fixed Rate Coupon:	6.020% per annum, payable semiannually in arrears on each January 24 and July 24, beginning on July 24, 2025, from, and including, the Settlement Date to, but excluding, January 24, 2035 (the “fixed rate period”).

Floating Rate Coupon:	From, and including, January 24, 2035 (the “floating rate period”), an annual floating rate equal to SOFR (as defined in the Issuer’s base prospectus dated March 7, 2023 (the “Prospectus”) and compounding daily over each interest period as described in the Prospectus) plus 1.830%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on April 26, 2035 and ending at Maturity or any earlier redemption date. An “interest period end date” means the 24th of each January, April, July and October, beginning on April 24, 2035 and ending at Maturity or any earlier redemption date.

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$2,986,500,000 (before expenses)

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Business Day Convention:	Following New York business day during the fixed rate period. Modified following New York business day and U.S. Government Securities Business Day during the floating rate period.

Defeasance:	Applicable. Provisions of Sections 11.02 and 11.03 of the Indenture apply

CITIGROUP INC.

$3,000,000,000

6.020% FIXED RATE / FLOATING RATE CALLABLE

SUBORDINATED NOTES DUE 2036

Redemption at Issuer Option:

We may redeem the subordinated notes, at our option, in whole at any time or in part from time to time, on or after January 28, 2030 (or if additional notes are issued after January 24, 2025, beginning 5 years and two business days after the issue date of such additional subordinated notes) and prior to January 24, 2035 at a redemption price equal to the greater of (i) the make-whole amount (as described in the Prospectus) and (ii) 100% of the principal amount of the subordinated notes being redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the date of redemption. The make-whole spread to be added to the Treasury Rate (as defined in the Prospectus) will equal 25 basis points.

We may redeem the subordinated notes, at our option, (i) in whole, but not in part, on January 24, 2035, or (ii) in whole at any time or in part from time to time, on or after December 24, 2035 at a redemption price equal to the sum of 100% of the principal amount of the subordinated notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:	We may redeem the subordinated notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the subordinated notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the subordinated notes to non-U.S. persons.

Subordination:	The subordinated notes will rank subordinate and junior in right of payment to Citigroup’s Senior Indebtedness as defined in “Description of Debt Securities – Subordinated Debt” in the Prospectus.

Sinking Fund:	Not applicable

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967 PU9

ISIN:	US172967PU96

Sole Book Manager	Citigroup Global Markets Inc.

CITIGROUP INC.

$3,000,000,000

6.020% FIXED RATE / FLOATING RATE CALLABLE

SUBORDINATED NOTES DUE 2036

Senior Co-Managers

ABN AMRO Capital Markets (USA) LLC

ANZ Securities, Inc.

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

CastleOak Securities, L.P.

Commerz Markets LLC

Danske Markets Inc.

ING Financial Markets LLC

Intesa Sanpaolo IMI Securities Corp.

Lloyds Securities Inc.

MUFG Securities Americas Inc.

Natixis Securities Americas LLC

NatWest Markets Securities Inc.

Nomura Securities International, Inc.

Nordea Bank Abp

PNC Capital Markets LLC

RBC Capital Markets, LLC

Santander US Capital Markets LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

CITIGROUP INC.

$3,000,000,000

6.020% FIXED RATE / FLOATING RATE CALLABLE

SUBORDINATED NOTES DUE 2036

Junior Co-Managers

AmeriVet Securities, Inc.

Banco de Sabadell, S.A.

Bancroft Capital, LLC

Bank of China Limited London Branch

BNY Mellon Capital Markets, LLC

CIBC World Markets Corp.

Citizens JMP Securities, LLC

Commonwealth Bank of Australia

Desjardins Securities Inc.

Drexel Hamilton, LLC

DZ Financial Markets LLC

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Independence Point Securities LLC

KeyBanc Capital Markets Inc.

M&T Securities, Inc.

Macquarie Capital (USA) Inc.

MFR Securities, Inc.

Mizuho Securities USA LLC

nabSecurities, LLC

National Bank of Canada Financial Inc.

Nykredit Bank A/S

Oversea-Chinese Banking Corporation Limited

Rabo Securities USA, Inc.

RB International Markets (USA) LLC

Regions Securities LLC

Roberts & Ryan, Inc.

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Tigress Financial Partners LLC

Truist Securities, Inc.

Westpac Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-270327. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.